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                                                                    EXHIBIT 99.1

                        Socrates Acquisition Corporation
                       One Embarcadero Center, Suite 2750
                             San Francisco, CA 94111

                                December 10, 2002



Special Committee of the Board of Directors
Nobel Learning Communities, Inc.
1615 West Chester Pike
West Chester, PA 19382
Attn: Mr. Peter Havens
      Chairman

Gentlemen:


         According to Section 6.01(a) of the Merger Agreement, once comments on the Proxy Statement are provided by the SEC to the Company, the Company and Socrates Acquisition Corporation each have obligations to use all commercially reasonable efforts to respond as promptly as practicable to any comments received and to proceed to a mailing of a final Proxy Statement to the Company's shareholders. These obligations continue so long as the Merger Agreement is in effect. Notwithstanding the foregoing obligations, in order to accommodate your recent request, we agree that subject to the terms set forth herein, until such time as Socrates Acquisition Corporation notifies you in writing otherwise, the parties shall not be obligated to use commercially reasonable efforts to respond as promptly as practicable to any comments received and to proceed to a mailing of a final Proxy Statement to the Company's shareholders. Subject only to the prior sentence, the terms and provisions of the Merger Agreement shall remain unmodified and the Merger Agreement is hereby confirmed as being in full force and effect. The provisions of this paragraph should be strictly construed and may not be relied upon to imply any additional waiver of obligations or establish a course of dialing.

         If the terms of this Letter are acceptable to you, please sign, date and return it to Socrates Acquisition Corporation at which such time, the foregoing shall take effect as a legally-binding agreement between the Company and Socrates Acquisition Corporation on the basis set forth above.

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                                        Sincerely,


                                        Socrates Acquisition Corporation

                                               /s/ Jeff L. Ott
                                        ----------------------------------------
                                        Name:  Jeff L/ Ott
                                        Title:


Accepted and agreed:


Nobel Learning Communities, Inc.


       /s/ Peter H. Havens
------------------------------------
Name:  Peter H. Havens
Title: Chairman - Special Committee

cc:    J. Clegg
       D. Chapin